          News Release (NYSE:RPT)

RPT REALTY REPORTS FIRST QUARTER 2021 RESULTS; RAISES FULL YEAR 2021 OUTLOOK

•Net income (loss) attributable to common shareholders for the first quarter 2021 of $15.2 million, or $0.19 per diluted share, compared to $(1.3) million, or $(0.02) per diluted share for the same period in 2020.

•Closed on the formation of a new core net lease retail real estate platform ("RGMZ") with sovereign wealth fund GIC Private Limited ("GIC"), Zimmer Partners ("Zimmer") and Monarch Alternative Capital LP ("Monarch").

•Under contract on a grocery-anchored center in the Boston MSA that is expected to be allocated between the Company's wholly-owned portfolio and new net lease platform.

•Signed 62 leases totaling 556,235 square feet in the first quarter 2021, the highest deal count since the second quarter 2019 including a first-to-state grocer at the Company's Troy Marketplace property in the Detroit MSA.

•Generated a 50.7% comparable new lease rent spread in the first quarter 2021, the highest quarterly level since the second quarter 2018.

•The Company's Board of Trustees declared a second quarter 2021 regular cash dividend of $0.075 per common share.

NEW YORK, May 5, 2021 - RPT Realty (NYSE:RPT) ("RPT" or the "Company") today announced its financial and operating results for the quarter ended March 31, 2021.

"The first quarter of 2021 proved to be another milestone quarter for RPT," said Brian Harper, President and CEO. "Leasing volumes were up, rent spreads for new leases were 51% and our signed not commenced backlog is over $3 million. We also closed on our ground-breaking new net lease platform with GIC, Zimmer and Monarch. We are already under contract on our first property in the Boston MSA that we expect to be split between our balance sheet and the new net lease platform showcasing the earnings and value accretive arbitrage opportunities we can create for our shareholders with these highly complementary strategies."

FINANCIAL RESULTS

Net income (loss) attributable to common shareholders for the first quarter 2021 of $15.2 million, or $0.19 per diluted share, compared to $(1.3) million, or $(0.02) per diluted share for the same period in 2020.

Funds from operations ("FFO") for the first quarter 2021 of $15.7 million, or $0.19 per diluted share, compared to $22.5 million, or $0.25 per diluted share for the same period in 2020.

Operating FFO for the first quarter 2021 of $15.7 million, or $0.19 per diluted share, compared to $22.8 million or $0.26 per diluted share for the same period in 2020. Operating FFO for the first quarter 2021 excludes certain net income that totaled $0.1 million, primarily attributable to below market lease intangible write-offs. The change in Operating FFO was primarily driven by the impact of the COVID-19 pandemic, resulting in higher rental income not probable of collection and rent abatements. First quarter 2021 rental income not probable of collection and rent abatements were $3.2 million or $0.04 per diluted share, including the Company's share of unconsolidated joint ventures and including $0.1 million associated with prior periods.

Same property NOI for the first quarter 2021 decreased (8.5)% compared to the same period in 2020. The decrease was primarily driven by the impact of the COVID-19 pandemic, resulting in higher rental income not probable of collection, which detracted 5.0% from same property NOI growth. Included in same property NOI for
i

the first quarter 2021 are $0.1 million of rental income not probable of collection and rent abatements associated with prior periods.

During the quarter, the Company’s rent not probable of collection was primarily impacted by the Company’s theater tenants that have remained closed since the onset of the pandemic. The Company expects the majority of its theater tenants to reopen and resume payment over the next few weeks.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint ventures for the aggregate portfolio.

During the first quarter 2021, the Company signed 62 leases totaling 556,235 square feet. Blended re-leasing spreads on comparable leases were 9.1% with ABR of $15.22 per square foot. Re-leasing spreads on 10 comparable new and 38 renewal leases were 50.7% and 3.9%, respectively.

As of March 31, 2021, the Company had $3.3 million of signed not commenced ABR.

The table below summarizes the Company's leased rate and occupancy results at March 31, 2021, December 31, 2020 and March 31, 2020. The sequential decline in the leased rate and occupancy results are primarily due to the planned recapture of two anchor spaces that the Company expects to release to high-quality grocers.

Consolidated & Joint Ventures at Pro-rata	March 31, 2021	December 31, 2020	March 31, 2020
Aggregate Portfolio
Leased rate	92.0%	92.8%	94.1%
Occupancy	90.6%	91.5%	93.3%
Anchor (GLA of 10,000 square feet or more)
Leased rate	95.3%	96.1%	96.9%
Occupancy	94.3%	95.1%	96.5%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	84.0%	84.9%	87.3%
Occupancy	81.5%	83.6%	85.6%

BALANCE SHEET

The Company ended the first quarter 2021 with $143.4 million in consolidated cash, cash equivalents and restricted cash. At March 31, 2021, the Company had approximately $928.0 million of consolidated debt and finance lease obligations, which resulted in a first quarter 2021 net debt to annualized adjusted EBITDA ratio of 7.2x. Consolidated debt had a weighted average interest rate of 3.83% and a weighted average maturity, excluding scheduled amortization, of 4.5 years.

RGMZ NET LEASE PLATFORM

During the first quarter 2021, the Company entered into a new core net lease retail platform, of which the initial investment portfolio is to be seeded with 42 single-tenant, net lease retail properties from RPT's existing portfolio valued at $151 million. RPT will retain a 6.4% equity stake in RMGZ. The Company closed on the sale of the first 13 seed properties from 9 of the Company's existing properties to RGMZ for $36.2 million on March 5, 2021. In conjunction with the closing of the first tranche, the Company also invested $2.6 million in preferred equity directly with Zimmer and Monarch, which will earn a fixed return of 7.0%. Additional details regarding the new platform can be found in the Company's press release dated March 4, 2021, RPT Realty Announces Formation of New Net Lease Retail Real Estate Platform with Sovereign Wealth Fund GIC, Zimmer and Monarch and in the Company's investor presentation New Net Lease Platform both of which can be found on the Company's website at investors.rptrealty.com.

ACQUISITIONS

The Company entered into a purchase agreement to acquire Northborough Crossing ("Northborough") through an off-market negotiation for a gross purchase price of $104.0 million. Northborough is a 646,000 square foot grocery-anchored shopping center located in the Boston MSA. The property sits in an affluent area with average household income of $148,000 within a three-mile radius. The property is situated at the intersection of two main thoroughfares and is adjacent to an Avalon Bay complex consisting of over 380 residential units. Northborough is 95.4% occupied and anchored by one of the top performing Wegmans in Boston and BJ's Wholesale Club. The property is supported by several investment grade tenants including T.J. Maxx, Homesense, Kohl's and Starbucks with signed leases for two other TJX concepts. The transaction is expected to close during the second quarter 2021, subject to satisfaction of customary closing conditions. The Company plans to sell net lease components to RGMZ later in the year that are expected to enhance the effective yield on the retained multi-tenant center upon close.

DIVIDEND

On April 28, 2021, the Board of Trustees declared a second quarter 2021 regular cash dividend of $0.075 per common share. The Board of Trustees also approved a second quarter 2021 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends, for the period April 1, 2021 through June 30, 2021 are payable on July 1, 2021 for shareholders of record on June 18, 2021.

COVID-19 UPDATE

The Company is closely monitoring the COVID-19 pandemic, including the impact on our business, employees, tenants, shopping centers and communities. The following summary is intended to provide information pertaining to the impacts of the COVID-19 pandemic on the Company’s business. Unless otherwise specified, the statistical and other information regarding the Company’s portfolio are as of April 26, 2021. These estimates are based on information available to the Company and includes its consolidated properties and its pro-rata share of unconsolidated joint ventures.

•100% of the Company's 62 retail properties remain open and operating.
•95% of total tenants by ABR were open and operating, up from the low of 41% on April 22, 2020.
•66% of the Company’s properties by ABR had a grocery or grocer component and 87% of ABR stemmed from national or regional tenants, as of March 31, 2021.
•92% of first quarter 2021 rent and recovery income has been paid and 6% of rent and recovery income is subject to signed or approved deferral agreements.
•92% of fourth quarter 2020 rent and recovery income has been paid and 6% of rent and recovery income is subject to signed or approved deferral agreements.

2021 GUIDANCE

The Company is raising its 2021 operating FFO per diluted share guidance to $0.81 to $0.89 from $0.77 to $0.87 per diluted share. Selected expectations are outlined below.

•Does not include the net impact of changes to 2020 estimates for rent not probable of collection and straight-line rent reserves.
•The guidance range is primarily driven by a range of outcomes for current year rent not probable of collection.
•The mid-point of the guidance range assumes an improvement in the economy in the second half of the year as vaccinations become more widely available over the course of 2021.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2021 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2021 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:
The Company will host a live broadcast of its first quarter 2021 conference call to discuss its financial and operating results.

Date:	Thursday, May 6, 2021
Time:	9:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through May 13, 2021.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13717264.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of March 31, 2021, our property portfolio consisted of 62 retail properties, including 49 multi-tenant shopping centers (five of these shopping centers are owned through a joint venture) and 13 net lease retail properties (all of which are owned through a separate joint venture) representing 11.9 million square feet of gross leasable area. As of March 31, 2021, the Company’s pro-rata share of the aggregate portfolio was 92.0% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Senior Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and our tenants (including their ability to timely make rent payments), the real estate market (including the local markets where our properties are located), the financial markets and general global economy as well as the potential adverse impact on our ability to enter into new leases or renew leases with existing tenants on favorable terms or at all. The impact COVID-19 will continue to have, on the Company and its tenants is highly uncertain, cannot be predicted and will vary based upon the duration, magnitude and scope of the COVID-19 pandemic as well as the actions taken by federal, state and local governments to mitigate the impact of COVID-19, including social distancing protocols, restrictions on business activities and “shelter-in- place” and “stay at home” mandates. Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants, which are heightened as a result of the COVID-19 pandemic; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K, which you should interpret as being heightened as a result of the numerous and ongoing adverse impacts of COVID-19. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.
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RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	March 31, 2021	December 31, 2020

ASSETS
Income producing properties, at cost:
Land	$325,150	$330,763
Buildings and improvements	1,480,675	1,489,997
Less accumulated depreciation and amortization	(400,004)	(392,301)
Income producing properties, net	1,405,821	1,428,459
Construction in progress and land available for development	37,052	34,789
Net real estate	1,442,873	1,463,248
Equity investments in unconsolidated joint ventures	126,015	126,333
Cash and cash equivalents	133,002	208,887
Restricted cash and escrows	10,353	2,597
Accounts receivable, net	26,790	26,571
Acquired lease intangibles, net	24,080	26,354
Operating lease right-of-use assets	18,423	18,585
Other assets, net	76,281	77,465
TOTAL ASSETS	$1,857,817	$1,950,040

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$927,112	$1,027,751
Finance lease obligation	875	875
Accounts payable and accrued expenses	47,134	45,292
Distributions payable	256	1,723
Acquired lease intangibles, net	33,716	35,283
Operating lease liabilities	17,724	17,819
Other liabilities	12,064	19,928
TOTAL LIABILITIES	1,038,881	1,148,671

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 80,156 and 80,055 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	802	801
Additional paid-in capital	1,174,961	1,174,315
Accumulated distributions in excess of net income	(461,887)	(471,017)
Accumulated other comprehensive income	(6,770)	(14,132)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	799,533	782,394
Noncontrolling interest	19,403	18,975
TOTAL SHAREHOLDERS' EQUITY	818,936	801,369
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,857,817	$1,950,040

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended
	March 31,
	2021	2020
REVENUE
Rental income	$48,937	$51,722
Other property income	840	803
Management and other fee income	316	351
TOTAL REVENUE	50,093	52,876

EXPENSES
Real estate tax expense	8,489	8,151
Recoverable operating expense	6,193	5,979
Non-recoverable operating expense	2,557	2,277
Depreciation and amortization	18,379	20,848
Transaction costs	—	174
General and administrative expense	7,370	6,222
Insured expenses, net	—	60
TOTAL EXPENSES	42,988	43,711

OPERATING INCOME	7,105	9,165

OTHER INCOME AND EXPENSES
Other (expense) income, net	(107)	353
Gain on sale of real estate	19,003	—
Earnings from unconsolidated joint ventures	801	256
Interest expense	(9,406)	(9,401)
INCOME BEFORE TAX	17,396	373
Income tax provision	(88)	(31)
NET INCOME	17,308	342
Net income attributable to noncontrolling partner interest	(398)	(8)
NET INCOME ATTRIBUTABLE TO RPT	16,910	334
Preferred share dividends	(1,675)	(1,675)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$15,235	$(1,341)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.19	$(0.02)
Diluted	$0.19	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	80,102	79,909
Diluted	81,123	79,909

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended March 31,
	2021	2020
Net income	$17,308	$342
Net income attributable to noncontrolling partner interest	(398)	(8)
Preferred share dividends	(1,675)	(1,675)
Net income (loss) available to common shareholders	15,235	(1,341)
Adjustments:
Rental property depreciation and amortization expense	18,230	20,720
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	1,255	1,412
Gain on sale of income producing real estate	(19,003)	—
FFO available to common shareholders	15,717	20,791
Noncontrolling interest in Operating Partnership (2)	—	8
Preferred share dividends (assuming conversion) (3)	—	1,675
FFO available to common shareholders and dilutive securities	$15,717	$22,474
Transaction costs (4)	—	174
Insured expenses, net	—	60
Severance expense (5)	28	62
Above and below market lease intangible write-offs	(99)	(401)
Pro-rata share of transaction costs from unconsolidated joint ventures (1)	—	617
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	10	—
Bond interest proceeds (6)	—	(213)
Operating FFO available to common shareholders and dilutive securities	$15,656	$22,773

Weighted average common shares	80,102	79,909
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	—	1,909
Dilutive effect of restricted stock	1,021	445
Shares issuable upon conversion of preferred shares (3)	—	7,014
Weighted average equivalent shares outstanding, diluted	81,123	89,277

FFO available to common shareholders and dilutive securities per share, diluted	$0.19	$0.25

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.19	$0.26

Dividend per common share	$0.075	$0.220
Payout ratio - Operating FFO	39.5%	84.6%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the three months ended March 31, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.21 (based on 1,909 weighted average OP Units outstanding). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three months ended March 31, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three months ended March 31, 2021.
(4)For 2020, costs associated with a terminated acquisition and a terminated disposition.
(5)Amounts noted are included in General and administrative expense.
(6)For 2020, amounts noted are included in Other (expense) income, net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net (loss) income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended March 31,
	2021	2020
Net income (loss) available to common shareholders	$15,235	$(1,341)
Preferred share dividends	1,675	1,675
Net income attributable to noncontrolling partner interest	398	8
Income tax (benefit) provision	88	31
Interest expense	9,406	9,401
Earnings from unconsolidated joint ventures	(801)	(256)
Gain on sale of real estate	(19,003)	—
Insured expenses, net	—	60
Other expense (income), net	107	(353)
Management and other fee income	(316)	(351)
Depreciation and amortization	18,379	20,848
Transaction costs	—	174
General and administrative expenses	7,370	6,222
Pro-rata share of NOI from R2G Venture LLC (1)	2,031	2,232
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	10	—
Lease termination fees	(24)	(141)
Amortization of lease inducements	211	137
Amortization of acquired above and below market lease intangibles, net	(737)	(1,095)
Straight-line ground rent expense	77	77
Straight-line rental income	(396)	(301)
NOI at Pro-Rata	33,710	37,027
NOI from Other Investments	874	927
Non-RPT NOI from RGMZ Venture REIT LLC (3)	144	—
Same Property NOI	$34,728	$37,954

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties contributed to RGMZ Venture REIT LLC after March 4, 2021.
(3) Represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2021		2020
Reconciliation of net income to annualized adjusted EBITDA
Net income	$17,308		$342
Interest expense	9,406		9,401
Income tax provision	88		31
Depreciation and amortization	18,379		20,848
Gain on sale of income producing real estate	(19,003)		—
Pro-rata adjustments from unconsolidated entities	1,260		1,412
EBITDAre	27,438		32,034

Severance expense	28		62
Above and below market lease intangible write-offs	(99)		(401)
Transaction costs	—		174
Pro-rata share of transaction costs from unconsolidated entities	—		617
Bond interest proceeds	—		(213)
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	10		—
Insured expenses, net	—		60
Adjusted EBITDA	27,377		32,333
Annualized adjusted EBITDA	$109,508		$129,332

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$927,112		$1,155,176
Unamortized premium	(892)		(1,767)
Deferred financing costs, net	3,410		3,630
Consolidated notional debt	929,630		1,157,039
Pro-rata share of debt from unconsolidated joint venture	1,386		—
Finance lease obligation	875		926
Cash, cash equivalents and restricted cash	(143,355)		(322,844)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(2,022)		(3,537)
Net debt	$786,514		$831,584

Reconciliation of interest expense to total fixed charges
Interest expense	$9,406		$9,401
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	625		542
Total fixed charges	$11,706		$11,618

Net debt to annualized adjusted EBITDA	7.2	x	6.4	x
Interest coverage ratio (adjusted EBITDA / interest expense)	2.9	x	3.4	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	2.3	x	2.8	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured expenses, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and bond interest proceeds that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three months ended March 31, 2021 and 2020 represents NOI from the Company's same property portfolio consisting of 42 consolidated operating properties and our 51.5% pro-rata share of five properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 12 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes one property that is part of our Rivertowne Square multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2020. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three months ended March 31, 2021 and 2020 represents NOI primarily from (i) Webster Place and Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (ii) certain property related employee compensation, benefits, and travel expense and (iii) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners’ share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 34 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.